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                                                                    EXHIBIT 99.1


                 STERLING CHEMICALS ANNOUNCES MANAGEMENT CHANGE

         HOUSTON, TEXAS -- Sterling Chemicals Holdings, Inc. (STXX) today announced that Gary M. Spitz resigned as Executive Vice President and Chief Financial Officer, effective March 21, 2001, and that the board of directors elected Paul G. Vanderhoven to succeed him. Mr. Vanderhoven, currently Vice President-Finance and Controller, has served in positions of increasing responsibility since joining Sterling (or its predecessor) in 1977.

         Commenting on the announcement, Frank P. Diassi, Chairman of the Board, said, "We are very fortunate to have Paul Vanderhoven's experience and caliber to manage and lead Sterling's financial affairs. Paul is ideally suited to the job, with over 24 years of experience in various financial positions in the petrochemicals industry including 18 years with our Texas City, Texas facility. The promotion recognizes the many contributions and achievements made by Paul over the years."

         Based in Houston, Texas, Sterling Chemicals Holdings, Inc. is a holding company that, through its operating subsidiaries, manufactures petrochemicals, acrylic fibers and pulp chemicals and provides large-scale chlorine dioxide generators to the pulp and paper industry. The Company has a petrochemical plant in Texas City, Texas; an acrylic fibers plant in Santa Rosa, Florida; and pulp chemical plants in five Canadian locations and one U.S. site.

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The information in this news release relating to matters that are not historical facts constitutes forward-looking information covered by the safe harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking information is based upon current information and expectations regarding Sterling and its subsidiaries. The estimates, forecasts and statements contained in or implied by the forward-looking information speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to evaluate and predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted by or in the forward-looking information. Important factors that could cause actual results to differ materially from what is expressed, implied or forecasted by or in the forward-looking information include the timing and extent of changes in commodity prices and global economic conditions, industry production capacity and operating rates, the supply-demand balance for Sterling's products, competitive products and pricing pressures, increases in raw material costs, federal and state regulatory developments, Sterling's high financial leverage, the availability of skilled personnel and operating hazards attendant to the industry, as well as the other risk factors discussed in Sterling's filings with the Securities and Exchange Commission, including Sterling's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Sterling assumes no obligation to update the information contained in this press release.


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